As filed with the Securities and Exchange Commission on April 25, 2018
Registration Nos. 333-36661
333-46974
333-118700
333-139107
333-156523
333-160200
333-182655

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________________________
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-36661
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-46974
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-118700
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-139107
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-156523
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-160200
Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-182655
_____________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________________
THE BON-TON STORES, INC.
(Exact name of registrant as specified in its charter)
Pennsylvania	23-2835229
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

2801 East Market Street
York, Pennsylvania 17402
(717) 757-7660
(Address, including zip code, and telephone number, including area code, of principal executive offices)
_____________________________
THE BON-TON STORES, INC. MANAGEMENT INCENTIVE PLAN
THE BON-TON STORES, INC. 2000 STOCK INCENTIVE PLAN
THE BON-TON STORES, INC. AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN
THE BON-TON STORES, INC. AMENDED AND RESTATED 2000 STOCK INCENTIVE AND PERFORMANCE-BASED AWARD PLAN
THE BON-TON STORES, INC. AMENDED AND RESTATED 2000 STOCK INCENTIVE AND PERFORMANCE-BASED AWARD PLAN
THE BON-TON STORES, INC. 2009 OMNIBUS INCENTIVE PLAN
THE BON-TON STORES, INC. AMENDED AND RESTATED 2009 OMNIBUS INCENTIVE PLAN
(Full titles of plans)
_____________________________
Michael Culhane
Executive Vice President – Chief Financial Officer
The Bon-Ton Stores, Inc.
2801 East Market Street
York, Pennsylvania 17402
(717) 757-7660

(Name and address, including zip code, and telephone number, including area code, of agent for service)
_____________________________
With a copy to:
David S. Huntington
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
(212) 373-3000
_____________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (do not check if a smaller reporting company)	Smaller reporting company ☒	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES
These Post-Effective Amendments (the “Post-Effective Amendments”) are being filed by The Bon-Ton Stores, Inc., a Pennsylvania corporation (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), remaining unissued and unsold under the following Registration Statements on Form S-8, in each case as amended by any post-effective amendments thereto (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the Securities and Exchange Commission (the “SEC”):
•
Registration Statement No. 333-36661, filed on September 29, 1997, registering the offer and sale of 300,000 of the Registrant’s Shares, issuable pursuant to The Bon-Ton Stores, Inc. Management Incentive Plan;

•
Registration Statement No. 333-46974, filed on September 29, 2000, registering the offer and sale of 400,000 of the Registrant’s Shares, issuable pursuant to The Bon-Ton Stores, Inc. 2000 Stock Incentive Plan;

•
Registration Statement No. 333-118700, filed on August 31, 2004, registering the offer and sale of 1,500,000 of the Registrant’s Shares, issuable pursuant to The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive Plan;

•
Registration Statement No. 333-139107, filed on December 4, 2006, registering the offer and sale of 700,000 of the Registrant’s Shares, issuable pursuant to The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive and Performance-Based Award Plan;

•
Registration Statement No. 333-156523, filed on December 31, 2008, registering the offer and sale of 1,000,000 of the Registrant’s Shares, issuable pursuant to The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive and Performance-Based Award Plan;

•
Registration Statement No. 333-160200, filed on June 24, 2009, registering the offer and sale of 2,500,000 of the Registrant’s Shares, issuable pursuant to The Bon-Ton Stores, Inc. 2009 Omnibus Incentive Plan; and

•
Registration Statement No. 333-182655, filed on July 13, 2012, registering the offer and sale of 2,000,000 of the Registrant’s Shares, issuable pursuant to The Bon-Ton Stores, Inc. Amended and Restated 2009 Omnibus Incentive Plan.

As previously disclosed, on February 4, 2018, the Registrant and certain of its direct and indirect subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 18-10248). Since filing the petitions, the Debtors have continued operating their businesses as a “debtor in possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and the orders of the Bankruptcy Court.

On December 7, 2017, the Nasdaq Stock Market LLC filed Form 25 to delist the Registrant’s Shares.  The Registrant intends to file Form 15 to terminate its obligation to file reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.
In connection with its bankruptcy filing, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. Accordingly, the Registrant hereby terminates the effectiveness of each Registration Statement and, in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, Commonwealth of Pennsylvania, on April 25, 2018.
THE BON-TON STORES, INC.

By:	/s/ Michael G. Culhane
	Name:	Michael G. Culhane
	Title:	Executive Vice President – Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.